CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference, into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 46 to the Registration Statement of Form N-1A of Fidelity Government Securities Fund, of our report dated October 31, 1996 on the financial statements and financial highlights included in the September 30, 1996 Annual Report to Shareholders of Short-Intermediate Government Fund. We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Short-Intermediate Government Fund's Auditor" in the Statement of Additional Information.
/s/PRICE WATERHOUSE LLP
    PRICE WATERHOUSE LLP
Boston, Massachusetts
November 15, 1996